UMB DISTRIBUTION SERVICES, LLC

                        803 West Michigan Street, Suite A
                           Milwaukee, Wisconsin 53233


                                  May 22, 2006


Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

         RE:      NAKOMA MUTUAL FUNDS
                  REGISTRATION STATEMENT ON FORM N-1A (FILE NOS. 333-13239 AND 811-21865)

Ladies and Gentlemen:

         In connection with the above referenced Registration Statement, and pursuant to Rule 461 under the Securities Act of 1933, we hereby join Nakoma Mutual Funds in requesting that the effective date for such Registration Statement be accelerated so that it will be declared effective at 3:00 p.m. Eastern Time on June 1, 2006, or as soon thereafter as possible.



                                      Very truly yours,

                                      UMB DISTRIBUTION SERVICES, LLC



                                      By:   /s/ Peter J. Hammond
                                            ------------------------------------
                                      Name:    Peter J. Hammond
                                      Title:   President


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